Exhibit 99.1

OpenText Announces Pricing of Senior Unsecured Fixed Rate Notes to Refinance Outstanding Debt

Waterloo, ON – February 3, 2020 - Open Text Corporation (NASDAQ: OTEX) (TSX: OTEX) (“OpenText” or the “Company”) announced today that it has priced the offerings of $1.8 billion in total aggregate principal amount of senior unsecured fixed rate notes by OpenText and Open Text Holdings, Inc., a wholly-owned indirect U.S. subsidiary of OpenText (“OTHI”). The offerings were upsized from the previously announced $1.6 billion total aggregate principal amount.

OpenText intends to use the substantial portion of the net proceeds from the offerings to refinance $1.55 billion in outstanding debt, including to redeem in full the outstanding $800 million aggregate principal amount of OpenText’s notes due 2023 (the “2023 Notes”) and to repay the full outstanding $750 million drawn under its current revolving credit agreement, under which OpenText and OTHI are both borrowers (the “Revolver”); and OpenText expects to use the balance of the net proceeds for general corporate purposes, including potential future acquisitions.

The offerings consist of $900 million aggregate principal amount of OpenText’s 3.875% senior unsecured notes due 2028 (the “OTC notes”), guaranteed initially on a senior unsecured basis by OpenText’s existing wholly-owned subsidiaries that borrow or guarantee the Company’s obligations under its existing senior credit facilities, and $900 million aggregate principal amount of OTHI’s 4.125% senior unsecured notes due 2030 (the “OTHI notes” and collectively with the OTC notes, the “notes”), guaranteed on a senior unsecured basis by OpenText and initially guaranteed by OpenText’s existing wholly-owned subsidiaries (other than OTHI) that borrow or guarantee the Company’s obligations under its existing senior credit facilities. The offerings are expected to close on February 18, 2020, subject to customary closing conditions.

The notes and related guarantees will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The notes and related guarantees may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The notes will be offered in Canada under available prospectus exemptions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes and related guarantees. Any offers of the notes and related guarantees will be made only by means of a private offering memorandum with respect to such notes and related guarantees.

This press release shall not constitute a notice of redemption under the indenture governing the 2023 Notes, dated as of January 15, 2015. Any such notice, if made, will only be made in accordance with the provisions of the indenture governing the 2023 Notes. There can be no assurances as to whether we will actually implement any such redemption.

About OpenText

OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, on-premises or in the cloud.

Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the offerings, and the operating environment, economies and markets in which the Company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText’s assumptions, although considered reasonable by the Company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the Securities and Exchange Commission and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OTEX-F

For more information, please contact:

Harry E. Blount

Senior Vice President, Global Head of Investor Relations

Open Text Corporation

415-963-0825

investors@opentext.com

Copyright © 2020 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved.